CNY-672 (11/99)



                       First Cova Life Insurance Company
                       A New York stock insurance company
                                  120 Broadway
                            New York, New York 10271

FIRST COVA LIFE INSURANCE COMPANY (the "Company") will make Annuity Payments to the Annuitant starting on the Annuity Date subject to the terms of this Contract.

This Contract is issued in return for the Application and payment of the initial Purchase Payment. A copy of the Application is attached to and made a part of the Contract.

This is a legal contract between the Owner and the Company.

TEN DAY FREE LOOK

Within 10 days of the date of receipt of this Contract by the Owner, it may be returned by delivering or mailing it to the Company or to the agent through whom it was purchased. When this Contract is received by the Company, it will be voided as if it had never been in force. The Company will refund the Contract Value computed at the end of the Valuation Period during which this Contract is mailed to or delivered to the Company at its Home Office or the agent through whom it was purchased.

Signed for the Company.

INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT

NONPARTICIPATING
NO DIVIDENDS

READ YOUR CONTRACT CAREFULLY

ANNUITY  PAYMENTS  AND  VALUES  PROVIDED  BY THIS  CONTRACT,  WHEN  BASED ON THE
INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. VARIABLE ACCOUNT EXPENSES CONSIST OF A MORTALITY AND EXPENSE RISK PREMIUM, AN ADMINISTRATIVE EXPENSE CHARGE, A CONTRACT MAINTENANCE CHARGE AND A TRANSFER FEE. THESE CHARGES ARE SHOWN ON THE CONTRACT DATA PAGE. VARIABLE ANNUITY PAYMENTS WILL NOT DECREASE AS LONG AS THE NET INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AFTER DEDUCTION OF THE MORTALITY AND EXPENSE RISK PREMIUM AND THE ADMINISTRATIVE EXPENSE CHARGE, EQUALS OR EXCEEDS 3% PER YEAR.

THE VARIABLE PROVISIONS OF THIS CONTRACT CAN BE FOUND ON PAGES 9 AND 12.




CNY-672 (11/99) 2

Page

Definitions ....................................................................
General Provisions .............................................................
The Contract ...................................................................
Incontestability ...............................................................
Non-Participating ..............................................................
Misstatement of Age or Sex......................................................
Contract Settlement ............................................................
Reports ........................................................................
Taxes ..........................................................................
Evidence of Survival ...........................................................
Modification of Contract .......................................................
Annuitant, Ownership, Assignment Provisions.....................................
Annuitant ......................................................................
Ownership.......................................................................
Assignment .....................................................................
Beneficiary Provisions .........................................................
Beneficiary ....................................................................
Change of Beneficiary ..........................................................
Purchase Payment Provisions ....................................................
Purchase Payments ..............................................................
Change in Purchase Payments ....................................................
Allocation of Purchase Payments ................................................
No Default .....................................................................
General Account Provisions .....................................................
General Account Value...........................................................
Interest To Be Credited.........................................................
Contract Value Provision .......................................................
Contract Value .................................................................
Variable Account Provisions ....................................................
The Variable Account............................................................
Investments of the Variable Account ............................................
Valuation of Assets ............................................................
Accumulation Unit ..............................................................
Mortality and Expense Risk Premium .............................................
Administrative Expense Charge...................................................
Mortality and Expense Guarantee ................................................
Contract Maintenance Charge ....................................................
Deduction for Contract Maintenance Charge ......................................
Transfer Provision .............................................................
Transfers ......................................................................
Death Benefit ..................................................................
Death of Annuitant .............................................................
Death of Owner .................................................................
Payment of Death Benefit .......................................................
Annuity Provisions .............................................................
Annuity Date....................................................................
Election of Annuity Option .....................................................
Frequency and Amount of Annuity Payments........................................
Basis of Payments...............................................................
Annuity Options ................................................................
Annuity ........................................................................
Fixed Annuity ..................................................................
Variable Annuity................................................................
Annuity Unit ...................................................................
Net Investment Factor ..........................................................
Transfers During the Annuity Period.............................................
Protection of Proceeds .........................................................
Withdrawal Provisions ..........................................................
Withdrawals ....................................................................
Withdrawal Charge...............................................................
Waiver of Withdrawal Charge ....................................................
Suspension or Deferral of Payments or Transfers from the Variable Account ......
Deferral of Payments or Transfers from the General Account .....................
Reserves, Values and Benefits ..................................................
Tables .........................................................................




CNY-672 (11/99)

                               CONTRACT DATA PAGE

ANNUITANT: [John Doe]                             AGE AT ISSUE: [35]
OWNER: [John Doe]                                 AGE AT ISSUE: [35]
CONTRACT NUMBER: [123]                            ISSUE DATE: [6/1/1995]
INITIAL PURCHASE PAYMENT: [$25,000]               ANNUITY DATE: [6/1/2025]

MINIMUM SUBSEQUENT PURCHASE
PAYMENT: [$500]

BENEFICIARY:

     AS STATED IN THE APPLICATION FOR THIS CONTRACT UNLESS CHANGED IN ACCORDANCE WITH THE CONTRACT PROVISIONS.

INITIAL INTEREST RATE APPLICABLE TO THE GENERAL ACCOUNT:

     7% GUARANTEED THROUGH THE END OF THE CURRENT CALENDAR YEAR

MINIMUM GUARANTEED INTEREST RATE FOR THE FIXED ANNUITY OPTION: 3%

ASSUMED INVESTMENT RATE FOR THE VARIABLE ANNUITY OPTION: 3%

CONTRACT MAINTENANCE CHARGE: $30.00 EACH CONTRACT YEAR. THIS CHARGE IS NOT DEDUCTED, IF WHEN THE DEDUCTION IS TO BE MADE, THE CONTRACT VALUE IS $50,000 OR MORE. THE COMPANY RESERVES THE RIGHT TO DISCONTINUE THIS PRACTICE AND DEDUCT THIS CHARGE.

AFTER THE ANNUITY DATE, THE CONTRACT MAINTENANCE CHARGE WILL BE COLLECTED ON A MONTHLY BASIS.

MORTALITY AND EXPENSE RISK PREMIUM:

EQUAL ON AN ANNUAL BASIS TO 1.25% OF THE AVERAGE DAILY NET ASSET VALUE OF THE VARIABLE ACCOUNT.

ADMINISTRATIVE EXPENSE CHARGE:

EQUAL ON AN ANNUAL BASIS TO .15% OF THE AVERAGE DAILY NET ASSET VALUE OF THE VARIABLE ACCOUNT.

TRANSFER FEE:

$25 OR, IF SMALLER, 2% OF THE AMOUNT TRANSFERRED PER TRANSACTION IF THERE ARE MORE THAN 12 TRANSFERS IN A CONTRACT YEAR. ELIGIBLE INVESTMENTS:

[COVA SERIES TRUST]
[J.P. MORGAN INVESTMENT MANAGEMENT]
[SELECT EQUITY PORTFOLIO]
[LARGE CAPITAL STOCK PORTFOLIO]
[SMALL CAPITAL STOCK PORTFOLIO]
[INTERNATIONAL EQUITY PORTFOLIO]
[QUALITY BOND PORTFOLIO]
[LORD ABBETT & CO.]
[LORD ABBETT BOND DEBENTURE PORTFOLIO]
[LORD ABBETT MID-CAP VALUE PORTFOLIO]
[LORD ABBETT LARGE CAP RESEARCH PORTFOLIO]
[LORD ABBETT DEVELOPING GROWTH PORTFOLIO]
[LORD ABBETT GROWTH AND INCOME PORTFOLIO]
[GENERAL AMERICAN CAPITAL COMPANY]
[CONNING ASSET MANAGEMENT COMPANY]
[CONNING MONEY MARKET FUND]

VARIABLE ACCOUNT: FIRST COVA VARIABLE ANNUITY ACCOUNT ONE

HOME OFFICE:
First Cova Life Insurance Company
120 Broadway
New York, New York 10271
(800) 469-4545
(212) 766-0012

              FOR USE WITH FIRST COVA VARIABLE ANNUITY ACCOUNT ONE
                        A SEPARATE INVESTMENT ACCOUNT OF
                       FIRST COVA LIFE INSURANCE COMPANY




CNY-672 (11/99)

                                  DEFINITIONS

ACCOUNT - General Account and/or one or more of the Subaccount(s) of the Variable Account.

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Contract Value in a Subaccount of the Variable Account.

ADJUSTED ATTAINED AGE - Attained Age of the Annuitant less one year for every eight years elapsed between January 1, 2000 and the Annuity Date.

ANNUITANT - The natural person on whose life Annuity Payments are based.

ANNUITY OR ANNUITY PAYMENTS - The series of payments made to the Annuitant after the Annuity Date under the Annuity Option elected.

ANNUITY DATE - The date on which Annuity Payments begin. The Annuity Date is shown on the Contract Data Page.

ANNUITY PERIOD - The period starting on the Annuity Date.

ANNUITY UNIT - An accounting unit of measure used to calculate Variable Annuity Payments after the Annuity Date.

ATTAINED AGE - The age on the birthday prior to any date for which age is to be determined.

BENEFICIARY - The person(s) who will receive the Death Benefit.

COMPANY - First Cova Life Insurance Company at its Home Office shown on the Contract Data Page.

CONTRACT ANNIVERSARY - An anniversary of the Issue Date.

CONTRACT VALUE - The sum of the Owner's interest in the General Account and the Subaccounts of the Variable Account.

CONTRACT YEAR - One year from the Issue Date and from each Contract Anniversary.

ELIGIBLE INVESTMENT(S) - An investment entity shown on the Contract Data Page.

FIXED ANNUITY - A series of payments made during the Annuity Period which are guaranteed as to dollar amount by the Company and do not vary with the investment experience of the Variable Account.

GENERAL ACCOUNT - The Company's general investment account which contains all the assets of the Company with the exception of Cova Variable Annuity Account One (the "Variable Account") and other segregated asset accounts.

GENERAL ACCOUNT VALUE - The Owner's interest in the General Account.

ISSUE DATE - The date this Contract is issued. The Issue Date is shown on the Contract Data Page.

OWNER - The person or entity named in the Application who/which has all rights under this Contract.

PORTFOLIO - A segment of an Eligible Investment which constitutes a separate and distinct class of shares.

SUBACCOUNT - A segment of the Variable Account.

SUBACCOUNT VALUE - The Owner's interest in a Subaccount.

VALUATION DATE - The Variable Account will be valued each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD - The period beginning at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - A separate investment account of the Company designated on the Contract Data Page.

VARIABLE ACCOUNT VALUE - The sum of the Owner's interest in each of the Subaccounts of the Variable Account.

VARIABLE ANNUITY - A series of payments made during the Annuity Period which vary in amount with the investment experience of each applicable Subaccount.

WITHDRAWAL VALUE - The Withdrawal Value is:

1) the Contract Value for the Valuation Period next following the Valuation Period during which a written request for a withdrawal is received at the Company; less

2)   any applicable taxes not previously deducted; less

3)   the Withdrawal Charge, if any; less

4)   the Contract Maintenance Charge, if any.

GENERAL PROVISIONS

THE CONTRACT - The entire contract consists of:

1)   this Contract;

2)   the Application which is attached to this Contract; and

3)   any riders or endorsements attached to this Contract.

This Contract may be changed or altered only by the President or Secretary of the Company. A change or alteration must be made in writing.

INCONTESTABILITY  - The Company  will not contest this  Contract  from the Issue
Date.

NON-PARTICIPATING - This Contract will not share in any distribution of dividends.

MISSTATEMENT OF AGE OR SEX - The Company may require proof of age or sex of the Annuitant before making any life Annuity Payments under this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the correct age or sex.

After the Annuity Date, any under payments will be made up in one sum, including interest at 6% per year, with the next Annuity Payment. Any overpayments, including

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CNY-672 (11/99)


interest at 6% per year, will be deducted from future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT - This Contract must be returned to the Company prior to any settlement. Prior to any payment as a death claim, due proof of death must be submitted to the Company.

REPORTS - At least once each calendar year, the Company will furnish the Owner with a report showing the Contract Value and any other information as may be required by law. The Company will also furnish an annual report of the Variable Account. Reports will be sent to the last known address of the Owner.

TAXES - Any taxes paid to any governmental entity relating to this Contract will be deducted from the Purchase Payments or Contract Value when incurred. The Company will, in its sole discretion, determine when taxes have resulted from: the investment experience of the Variable Account; receipt by the Company of the Purchase Payments; or commencement of Annuity Payments. The Company may, at its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. The Company will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL - The Company may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based.

MODIFICATION OF CONTRACT - This Contract may not be modified by the Company without the consent of the Owner except as may be required by applicable law.

ANNUITANT, OWNERSHIP, ASSIGNMENT
PROVISIONS

ANNUITANT - The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated in the Application, unless changed.

OWNERSHIP - The Owner has all ri ghts and may receive all benefits under this Contract. Prior to the Annuity Date, the Owner is the person designated in the Application, unless changed. On and after the Annuity Date:

1)   the Annuitant is the Owner; and

2)   upon the death of the Annuitant, the Beneficiary is the Owner.

The Owner may change the Owner at any time. A change of Owner will automatically revoke any prior designation of Owner. A request for change must be:

1)   made in writing; and

2)   received at the Company.

The change will become effective as of the date the written request is signed. A new designation of Owner will not apply to any payment made or action taken by the Company prior to the time it was received.

ASSIGNMENT - The Owner may, at any time during his or her lifetime, assign his or her rights under this Contract. The Company will not be bound by any assignment until written notice is received by the Company. The Company is not responsible for the validity of any assignment. The Company will not be liable as to any payment or other settlement made by the Company before receipt of the assignment.

BENEFICIARY PROVISIONS

BENEFICIARY - The Beneficiary is named in the Application, unless changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the Owner. Unless the Owner provides otherwise, the Death Benefit will be paid in equal shares or all to the survivor as follows:

1) to the Primary Beneficiaries who survive the Owner's death; or if there are none,

2) to the Contingent Beneficiaries who survive the Owner's death; or if there are none,

3)   to the estate of the Owner.

CHANGE OF BENEFICIARY - Subject to the rights of any irrevocable Beneficiary, the Owner may change the Primary Beneficiary or Contingent Beneficiary. A change may be made by filing a written request with the Company. The change will take effect as of the date the notice is signed. The Company will not be liable for any payment made or action taken before it records the change.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS - The Initial Purchase Payment is due on the Issue Date. Thereafter, a Purchase Payment may be made at any time in any amount, subject to the Minimum Subsequent Purchase Payment shown on the Contract Data Page. The Company reserves the right to reject any Application or Purchase Payment.

CHANGE IN PURCHASE PAYMENTS - Subject to the minimum shown on the Contract Data Page, the Owner may increase or decrease or change the frequency of subsequent Purchase Payments.

ALLOCATION OF PURCHASE PAYMENTS - The allocation of the initial Purchase Payment is elected by the Owner on the Application. Unless elected otherwise by the Owner, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of the Purchase Payments is subject to the terms and conditions imposed by the Company.

NO DEFAULT - Unless the Owner makes a total withdrawal, this Contract will remain in force until the Annuity Date. This Contract will not be in default if subsequent Purchase Payments are not made.

GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT VALUE - The General Account Value at any time is equal to:

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CNY-672 (11/99)

1)   the Purchase Payments allocated to the General Account; plus

2)   amounts transferred to the General Account; plus

3)   interest credited to the General Account; less

4) any prior partial withdrawals and Withdrawal Charges deducted from the General Account; less

5)   amounts transferred from the General Account; less

6)   any applicable premium taxes, Contract Maintenance Charge or Transfer Fee.

INTEREST TO BE CREDITED - The Company guarantees that the interest rate credited to the General Account will not be less than the Minimum Guaranteed Interest Rate. The Minimum Guaranteed Interest Rate is 3% per year. The Company may credit additional interest at its sole discretion.

CONTRACT VALUE PROVISION

CONTRACT VALUE - Each Purchase Payment is allocated to a Subaccount of the Variable Account and/or the General Account. A Purchase Payment allocated to a Subaccount of the Variable Account is converted into Accumulation Units. The number of Accumulation Units in a Subaccount credited to this Contract is determined by dividing the Purchase Payment allocated to that Subaccount by the Accumulation Unit Value for that Subaccount. The Contract Value on any Valuation Date is the sum of the Owner's interest in the General Account and the Subaccounts of the Variable Account. The value of the Owner's interest in a Subaccount is determined by multiplying the number of Accumulation Units attrib-utable to that Subaccount by the Accumulation Unit Value for that Subaccount.

Withdrawals will result in the cancellation of Accumu-lation Units in a Subaccount or a reduction of the General Account Value.

VARIABLE ACCOUNT PROVISIONS

THE VARIABLE ACCOUNT - The Variable Account is a separate investment account of the Company. It is shown on the Contract Data Page. The Company has allocated a part of its assets for this and certain other contracts to the Variable Account. The assets of the Variable Account are the property of the Company. However, they are not chargeable with the liabilities arising out of any other business the Company may conduct. The Variable Account is subject to the laws of the State of New York.

INVESTMENTS OF THE VARIABLE ACCOUNT - Purchase Payments applied to the Variable Account are allocated to a Subaccount of the Variable Account. The assets of the Subaccount are allocated to the Eligible Investment(s) and the Portfolio(s), if any, within an Eligible Investment shown on the Contract Data Page. The Company may, from time to time, and with the prior approval of the Superintendent of Insurance of the state of New York, add additional Eligible Investments or Port-folios to those shown on the Contract Data Page. The Owner may be permitted to transfer Contract Values to the additional Eligible Investments or Portfolios. However, the right to make any transfer will be limited by the terms and conditions imposed by the Company.

If the shares of any of the Eligible Investment(s) or any Portfolio(s) within the Eligible Investments become unavailable for investment by the Variable Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may substitute shares of another Eligible Investment for shares already purchased under this Contract.

VALUATION OF ASSETS - Assets of the Variable Account are valued at their fair market value in accordance with procedures of the Company.

ACCUMULATION UNIT - A Purchase Payment allocated to the Variable Account is converted into Accumulation Units for each elected Subaccount. The number of Accumulation Units in a Subaccount credited to this Contract is determined by dividing the Purchase Payment allocated to that Subaccount by the Accumu-lation Unit Value for that Subaccount as of the Valuation Period during which the Purchase Payment is allocated to the Subaccount. The Accumulation Unit Value for each Subaccount was arbitrarily set initially at $10. The Accu-mulation Unit Value for any later Valuation Period is determined by subtracting (b) from (a) and dividing the result by (c) where:

(a)  is the net result of

     1) the assets of the Subaccount; i.e., the aggregate value of the underlying Eligible Investment shares held at the end of such Valuation Period; plus or minus

     2) the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation of the Subaccount of the Variable Account;

(b) is the cumulative unpaid charge for the Mortality and Expense Risk Premium and for the Administrative Expense Charge which are shown on the Contract Data Page; and

(c) is the number of Accumulation Units in a Subaccount of the Variable Account outstanding at the end of the Valuation Period.

Withdrawals from a Subaccount will result in the cancellation of Accumulation Units in each Subaccount of the Variable Account. The Contract Value attributable to a Subaccount of the Variable Account is determined by multiplying the number of Accumulation Units attrib-utable to the Subaccount by the Accumulation Unit Value for that Subaccount. An Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK PREMIUM - The Company deducts a Mortality and Expense Risk Premium from the Variable Account which is equal, on an annual basis, to the amount shown on the Contract Data Page. The Mortality and Expense Risk Premium compensates the Company for assuming the mortality and expense risks under this Contract.


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CNY-672 (11/99) 10


ADMINISTRATIVE EXPENSE CHARGE - The Company deducts an Administrative Expense Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Contract Data Page. The Administrative Expense Charge compensates the Company for the costs associated with the administration of this Contract and the Variable Account.

MORTALITY AND EXPENSE GUARANTEE - The Company guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

CONTRACT MAINTENANCE CHARGE
DEDUCTION FOR CONTRACT MAINTENANCE

CHARGE - The Company deducts an annual Contract Maintenance Charge from the Contract Value by cancelling Accumulation Units from each applicable Subaccount or reducing the General Account Value to reimburse it for expenses relating to maintenance of this Contract. The Contract Maintenance Charge is shown on the Contract Data Page. The Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this Contract is in force.

If a total withdrawal is made on other than a Contract Anniversary, the Contract Maintenance Charge will be deducted at the time of withdrawal. If the Annuity Date is not a Contract Anniversary, a prorata portion of the annual Contract Maintenance Charge will be deducted on the Annuity Date. After the Annuity Date, the Contract Maintenance Charge will be collected on a monthly basis and will result in a reduction of each Annuity Payment.

TRANSFER PROVISION

TRANSFERS - Prior to the Annuity Date, the Owner may transfer all or part of an Account without the imposition of any fee or charge if there have been no more than 12 transfers made in the Contract Year. All transfers are subject to the following:

1) if more than 12 transfers have been made in the Contract Year, the Company will deduct a Transfer Fee. The Transfer Fee is shown on the Contract Data Page. The Transfer Fee will be deducted from the Account from which the transfer is made. However, if the entire interest in an Account is being transferred, the Transfer Fee will be deducted from the amount which is transferred.

     2) the minimum amount which may be transferred is the lesser of: (A) $500; or (B) the Owner's entire interest in the Account.

     3) transfers will be effected during the Valuation Period next following receipt by the Company of a written transfer request containing all required information. However, no transfer may be made effective within seven calendar days of the Annuity Date.

     4) any transfer direction must clearly specify: (A) the amount which is to be transferred; and (B) the Accounts which are to be affected.

If the Owner elects to use the transfer privilege, neither the Company nor its Home Office will be liable for transfers made in accordance with the Owner's instructions.

DEATH BENEFIT

DEATH OF ANNUITANT - Upon death of the Annuitant prior to the Annuity Date, the Owner must designate a new Annuitant. If no designation is made within 30 days of the death of the Annuitant, the Owner will become the Annuitant.

Upon death of the Annuitant on or after the Annuity Date, the Death Benefit, if any, will be as specified in the Annuity Option elected and the remaining Annuity Payments will be distributed at least as rapidly as prior to the Annuitant's death.

DEATH OF OWNER - Upon death of the Owner prior to the Annuity Date, the Death Benefit will be paid to the Beneficiary designated by the Owner.

Before the Owner, or a Joint Owner, attains age 80, the Death Benefit will be the greatest of:

1. the Purchase Payments less any Withdrawals and any applicable Withdrawal Charge; or

2. the Contract Value determined on the Valuation Period next following the date of receipt by the Company of both due proof of death and an election for payment; or

3.   the greatest adjusted Contract Value.

The greatest adjusted Contract Value is evaluated at each Contract Anniversary prior to the death of the Owner or Joint Owner and on each day a Purchase Payment or Withdrawal is made. On the Contract Anniversary, if the current Contract Value exceeds the greatest adjusted Contract Value, the greatest adjusted Contract Value will be increased to the current Contract Value. If a Purchase Payment is made, the amount of the Purchase Payment will increase the greatest adjusted Contract Value. If a Withdrawal is made, the greatest adjusted Contract Value will be reduced by the sum of the Withdrawal Amount and any associated Withdrawal Charges divided by the Contract Value immediately prior to the Withdrawal, multiplied by the greatest adjusted Contract Value immediately prior to the Withdrawal.

The following example describes the effect of a Withdrawal on the greatest adjusted Contract Value:
Assumed facts for example:
$10,000 current greatest adjusted Contract Value
$8,000 Contract Value
$5,000 total Purchase Payments, less any prior
Withdrawals and associated Withdrawal Charges
$2,100 partial withdrawal ($2,000 Withdrawal + $100
Withdrawal Charge)
New greatest adjusted Contract Value = $10,000 -[($
2,100 / $8,000) x $10,000)] which results in the
current greatest adjusted Contract Value of $10,000 being reduced by $2,625.



CNY-672 (11/99) 11

The  new  greatest  adjusted  Contract  Value  is  $7,375.

The Contract Value immediately after the Withdrawal is $5,900, which is $8,000 less the $2,000 Withdrawal and the $100 Withdrawal Charge.

The Death Benefit immediately after the Withdrawal is the greatest of Purchase Payments less Withdrawals and Withdrawal Charges ($5,000 minus $2,100) or the Contract Value ($5,900) or the greatest adjusted Contract Value ($7,375).

The Death Benefit is therefore $7,375.

After the Owner, or a Joint Owner, attains age 80, the Death Benefit will be the greatest of:

1. the Purchase Payments less any Withdrawals and any applicable Withdrawal Charge; or

2. the Contract Value determined on the Valuation Period next following the date of receipt by the Company of both due proof of death and an election for payment; or

3.   the greatest adjusted Contract Value.

The greatest adjusted Contract Value is evaluated at each Contract Anniversary on or before the Owner's, or a Joint Owner's, 80th birthday and on each day a Purchase Payment or Withdrawal is made. On the Contract Anniversary on or before the Owner's, or a Joint Owner's 80th birthday, if the current Contract Value exceeds the greatest adjusted Contract Value, the greatest adjusted Contract Value will be increased to the current Contract Value. If a Purchase Payment is made, the amount of the Purchase Payment will increase the greatest adjusted Contract Value. If a Withdrawal is made, the greatest adjusted Contract Value will be reduced by the Withdrawal Amount and any associated Withdrawal Charges divided by the Contract Value immediately prior to the Withdrawal, multiplied by the greatest adjusted Contract Value immediately prior to the Withdrawal.

If Joint Owners are named:

1)   The Death Benefit is determined based on the age of the oldest Joint Owner;
     and

2)   The Death Benefit is payable upon the first death of a Joint Owner.

3) Upon the death of either Joint Owner, the surviving Joint Owner will be the Primary Beneficiary. Any other Beneficiary designated will be a Contingent Beneficiary unless otherwise indicated in writing.

The Death Benefit will be paid following receipt by the Company of both due proof of death and an election for a single sum payment or election under an Annuity Option.

If a single sum payment is requested, the proceeds will be paid within seven (7) days of receipt of proof of death and the election. Payment under an Annuity Option may only be elected during the sixty-day period beginning with the date of receipt of proof of death or a single sum payment will be made to the Beneficiary at the end of the sixty-day period.

The entire Death Benefit must be paid within five (5) years of the date of death unless the Beneficiary elects to have the Death Benefit payable under an Annuity option over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy, beginning within one (1) year of the date of death.

If the Beneficiary is the spouse of the Owner, the spouse may elect to become the Owner and continue this Contract in effect at the then current Contract Value.

PAYMENT OF DEATH BENEFIT - The Company will require due proof of death before any Death Benefit is paid. Due proof of death will be:

1)   a certified death certificate;

2) a certified decree of a court of competent jurisdiction as to the finding of death;

3)   a written statement by a medical doctor who attended the deceased; or

4)   any other proof satisfactory to the Company.

Any Death Benefit will be paid in accordance with applicable law or regulations governing death benefit payments.

ANNUITY PROVISIONS

ANNUITY DATE - The Annuity Date is elected by the Owner on the Application. The Annuity Date is shown on the Contract Data Page. The Annuity Date must be the first day of a calendar month and must be at least one year after the Issue Date. The Annuity Date may not be later than the fi rst day of the calendar month following the Annuitant's 90th birthday.

Prior to the Annuity Date, the Owner may, subject to the above, change the Annuity Date upon 30 days prior written notice to the Company.

ELECTION OF ANNUITY OPTION - The Annuity Option is elected by the Owner on the Application. If no Annuity Option is elected, Option 2 with 10 years guaranteed will automatically be applied. Prior to the Annuity Date, the Owner may, upon 30 days prior written notice to the Company, change the Annuity Option.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS - Annuity Payments will be paid as monthly installments. The Contract Value on the Annuity Date is applied to the Annuity Table for the Annuity Option elected. If a Purchase Payment has not been made for a period of 3 years and the Contract Value on the Annuity Date is less than $2,000, the Company reserves the right to make one lump sum payment in lieu of Annuity Payments. If the amount of any Annuity Payment would be or become less than $20, the Company will reduce the frequency of payments to an interval which will result in each payment being at least $20.

BASIS OF PAYMENTS - The Annuity Tables are based on the Annuity 2000 mortality table with interest at the Minimum Guaranteed Interest Rate for the Fixed Annuity




CNY-672 (11/99)

Option and interest at the Assumed Investment Rate for the Variable Annuity Option shown on the Contract Data Page. The Adjusted Attained Age of the Annuitant on the Annuity Date is used to determine the Annuity Payments.

ANNUITY OPTIONS - The following Annuity Options or any other Annuity Option acceptable to the Company may be elected.

Option 1 - Life Annuity - The Company will make monthly payments during the life of the Annuitant.

Option 2 - Life Annuity with 5, 10 or 20 Years Guaranteed - The Company will make monthly Annuity Payments during the life of the Annuitant. If payments have been made for less than the guaranteed period at the death of the Annuitant, payments will continue to the Beneficiary for the remainder of the guaranteed period. However, the Beneficiary may elect to receive a single sum payment. A single sum payment will be equal to the present value of remaining payments as of the date of receipt of due proof of death commuted at the assumed investment rate of 3%. If any life income optional settlement with a period certain provides for installment payments of the same amount at some ages for different periods certain, the contract must provide that the insurer will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

Option 3 - Joint and Last Survivor Annuity - The Company will make monthly Annuity Payments for the joint lifetime of the Annuitant and another person. At the death of either Payee, Annuity Payments will continue to be made to the survivor Payee. The survivor's Annuity Payments will be equal to 100%, 66 2/3% or 50% of the amount payable during the joint lifetime, as chosen.

ANNUITY - If all of the Contract Value on the seventh calendar day before the Annuity Date is allocated to the General Account, the Annuity will be paid as a Fixed Annuity. If all of the Contract Value on the Annuity Date is allocated to the Variable Account, the Annuity will be paid as a Variable Annuity. If the Contract Value on the Annuity Date is allocated to both the General Account and the Variable Account, the Annuity will be paid as a combination of a Fixed Annuity and a Variable Annuity to reflect the allocation between the Accounts. Variable Annuity Payments will reflect the investment performance of the Variable Account in accordance with the allocation of the Contract Value to the Subaccounts on the Annuity Date.

The Contract Value will be applied to the applicable Annuity Tables. The Annuity Table used will depend upon the Annuity Option elected. The amount of the first payment for each $1,000 of Contract Value is shown in the Annuity Tables. If, as of the Annuity Date, the then current Single Premium Immediate Annuity rates applicable to this class of contracts provide a first Annuity Payment greater than guaranteed under the same Annuity Option under this Contract, the greater payment will be made.

FIXED ANNUITY - The General Account Value on the day immediately preceding the Annuity Date will be used to determine the Fixed Annuity monthly payment. The first monthly Annuity Payment will be based upon the Annuity Option elected and the appropriate Annuity Option Table.

VARIABLE ANNUITY - Variable Annuity Payments:

1)   are not predetermined as to dollar amount; and

2) will vary in amount with the net investment results of the applicable Subaccount(s) of the Variable Account at the Annuity Date.

The dollar amount of Variable Annuity Payments for each applicable Subaccount after the first is determined as follows:

1) the dollar amount of the fi rst Variable Annuity Payment is divided by the value of an Annuity Unit for each applicable Subaccount as of the Annuity Date. This establishes the number of Annuity Units for each monthly payment. The number of Annuity Units for each applicable Subaccount remains fixed during the Annuity Period;

2) the fixed number of Annuity Units per payment in each Subaccount is multiplied by the Annuity Unit Value for that Subaccount for the last Valuation Period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment for each applicable Subaccount.

The total  dollar  amount of each  Variable  Annuity  Payment  is the sum of all
Subaccount   Variable  Annuity  Payments  reduced  by  the  applicable  Contract
Maintenance Charge.

ANNUITY UNIT - The value of an Annuity Unit for each Subaccount of the Variable Account was initially set on an arbitrary basis. This was done when the first Eligible Investment shares were purchased.

The Subaccount Annuity Unit Value at the end of any subsequent Valuation Period is determined by multiplying the Subaccount Annuity Unit Value for the immediately preceding Valuation Period by the net investment factor for the day for which the Annuity Unit Value is being calculated; and multiplying the result by 0.999919 for each day within the Valuation Period.

NET INVESTMENT FACTOR - The Net Investment Factor for any Subaccount of the Variable Account for any Valuation Period is determined by dividing:

1)   the  Accumulation  Unit  Value  as of the  close of the  current  Valuation
     Period; by

2) the Accumulation Unit Value as of the close of the immediately preceding Valuation Period.

The Net Investment Factor may be greater or less than one, as the Annuity Unit Value may increase or decrease.

12




CNY-672 (11/99)

TRANSFERS DURING THE ANNUITY PERIOD - During the Annuity Period, the Owner may make transfers, by written request, as follows:

1) the Owner may make a transfer once each Contract Year between Subaccounts of the Variable Account.

2) the Owner may at any time, make a transfer from one or more Subaccounts to the General Account. The Owner may not make a transfer from the General Account to the Variable Account.

The amount transferred to the General Account from a Subaccount of the Variable Account will be equal to the annuity reserve for the payee's interest in that Subaccount. The annuity reserve is the product of "(a)" multiplied by "(b)" multiplied by "(c)", where (a) is the number of Annuity Units representing the Owner's interest in the Subaccount per Annuity Payment; (b) is the Annuity Unit Value for the Subaccount; and (c) is the present value of $1.00 per payment period based on the Adjusted Attained Age of the Annuitant at time of transfer for the Annuity Option, determined using the Annuity 2000 mortality table, Male/Female, with interest at the applicable Assumed Investment Rate for the Variable Annuity Option. Amounts transferred to the General Account will be applied under the Annuity Option elected at the Adjusted Attained Age of the Annuitant at the time of the transfer and will be treated in the same manner as regular purchases of fixed payout annuities from Contract Values in the General Account. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period preceding the effective date of the transfer.

PROTECTION OF PROCEEDS - No Payee may commute, encumber, alienate or assign any payments under this Contract. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Payee or to any judicial process to levy upon or attach the same for payment thereof.

WITHDRAWAL PROVISIONS

WITHDRAWALS - Prior to the Annuity Date, the Owner may, upon written request received by the Company, make a total or partial withdrawal of the Withdrawal Value. A withdrawal will result in the cancellation of Accumulation Units from each applicable Subaccount of the Variable Account or a reduction in the General Account Value in the ratio that the Subaccount Value and/or the General Account Value bears to the total Contract Value. The Owner must specify in writing in advance which units are to be cancelled or values are to be reduced if other than the above method is desired. The Company will pay the amount of any withdrawal within seven (7) days of receipt of a request in good order unless the Suspension Or Deferral Of Payments Or Transfers From The Variable Account provision or the Deferral Of Payments Or Transfers From The General Account provision is in effect.

Each partial withdrawal must be for an amount which is not less than $500 or, if smaller, the remaining Withdrawal Value. The remaining Withdrawal Value must be at least $500 after a partial withdrawal is completed.

The Death Benefit is reduced when withdrawals are made. The amount of the reduction is described in the DEATH OF OWNER section.

WITHDRAWAL CHARGE - A Withdrawal Charge may be deducted in the event of a withdrawal of all or a portion of the Contract Value. The Withdrawal Charge is imposed on a withdrawal of Contract Value attributable to a Purchase Payment within seven (7) years of receipt of the Purchase Payment. The Withdrawal Charge, if any, is equal to 7% of the Purchase Payment withdrawn within the first year following receipt, 6% of the Purchase Payment withdrawn within the second year following receipt, 5% of the Purchase Payment withdrawn within the third year following receipt, 4% of the Purchase Payment withdrawn within the fourth year following receipt, 3% of the Purchase Payment withdrawn within the fifth year of receipt, 2% of the Purchase Payment withdrawn within the sixth year of receipt, 1% of the Purchase Payment withdrawn within the seventh year of receipt and 0% thereafter.

For a partial withdrawal, the Withdrawal Charge will be deducted from the remaining Withdrawal Value, if sufficient, or from the amount withdrawn. The Withdrawal Charge will be deducted by cancelling Accumulation Units from each applicable Subaccount or reducing the General Account Value in the ratio that the Subaccount Value and/ or General Account bears to the total Contract Value. The Owner must specify in writing in advance if other than the above method of cancellation is desired.

WAIVER OF WITHDRAWAL CHARGE - A withdrawal of 10% of the aggregate Purchase Payments may be made without the Withdrawal Charge on a non-cumulative basis as follows:

1) Once each Contract Year after the first Contract Year, as a single sum payment if the Contract Value prior to the withdrawal exceeds $5,000; or

2) At any time, subject to any conditions the Company may impose, as equal periodic installments. However, total monthly withdrawals cannot exceed 10% of Purchase Payments in any 12 month period.

SUSPENSION OR DEFERRAL OF
PAYMENTS OR TRANSFERS FROM
THE VARIABLE ACCOUNT

The Company reserves the right to suspend or postpone payments for a withdrawal or transfer for any period when:

1) the New York Stock Exchange is closed (other than customary weekend and holiday closings);

2)   trading on the New York Stock Exchange is restricted;

3) an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets; or


13




4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners; provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

DEFERRAL OF PAYMENTS OR TRANSFERS
FROM THE GENERAL ACCOUNT

The Company reserves the right to defer payment for a withdrawal or transfer from the General Account for the period permitted by law but not for more than six months after written election is received by the Company.

RESERVES, VALUES AND BENEFITS

All reserves are greater to or equal to those required by statute. Any values and death benefits that may be available under this Contract are not less than the minimum benefits required by any statute of the state in which this Contract is delivered.




CNY-672 (11/99) 15

                             ANNUITY TABLE OPTION 1
                   Monthly Annuity Payments for Life Annuity
                   For Each $1,000 Of Contract Value Applied



               Male      Female                        Male      Female                        Male           Female
Adjusted       Monthly   Monthly        Adjusted       Monthly   Monthly        Adjusted       Monthly        Monthly
Age            Payment   Payment        Age            Payment   Payment        Age            Payment        Payment


5               2.79     2.74           35             3.36      3.23           65             5.77           5.24
6               2.80     2.74           36             3.40      3.26           66             5.94           5.39
7               2.81     2.75           37             3.43      3.29           67             6.13           5.55
8               2.82     2.76           38             3.47      3.32           68             6.34           5.72
9               2.83     2.77           39             3.51      3.35           69             6.55           5.91
10              2.84     2.78           40             3.55      3.39           70             6.78           6.10
11              2.85     2.80           41             3.60      3.43           71             7.02           6.32
12              2.87     2.81           42             3.65      3.46           72             7.28           6.55
13              2.88     2.82           43             3.69      3.50           73             7.56           6.80
14              2.90     2.83           44             3.75      3.55           74             7.86           7.07
15              2.91     2.84           45             3.80      3.59           75             8.18           7.37
16              2.92     2.86           46             3.86      3.64           76             8.52           7.68
17              2.94     2.87           47             3.91      3.69           77             8.88           8.02
18              2.96     2.88           48             3.98      3.74           78             9.27           8.40
19              2.97     2.90           49             4.04      3.79           79             9.69           8.80
20              2.99     2.91           50             4.11      3.85           80             10.13          9.23
21              3.01     2.93           51             4.18      3.91           81             10.60          9.71
22              3.03     2.94           52             4.25      3.97           82             11.11          10.22
23              3.05     2.96           53             4.33      4.04           83             11.65          10.77
24              3.07     2.98           54             4.42      4.11           84             12.23          11.37
25              3.09     3.00           55             4.50      4.19           85             12.84          12.01
26              3.11     3.02           56             4.60      4.27           86             13.49          12.70
27              3.13     3.04           57             4.70      4.35           87             14.18          13.44
28              3.16     3.06           58             4.80      4.44           88             14.92          14.22
29              3.18     3.08           59             4.91      4.53           89             15.70          15.05
30              3.21     3.10           60             5.03      4.63           90             16.52          15.91
31              3.24     3.12           61             5.16      4.74
32              3.27     3.15           62             5.30      4.86
33              3.30     3.17           63             5.44      4.98
34              3.33     3.20           64             5.60      5.11




CNY-672 (11/99) 16


                             ANNUITY TABLE OPTION 2
  Monthly Annuity Payments for Life Annuity with 5, 10 or 20 Years Guaranteed
                   For Each $1,000 Of Contract Value Applied


Female's                                                         Female's
Adjusted       5 Years        10 Years       20 Years            Adjusted       5 Years        10 Years       20 Years
Age            Guaranteed     Guaranteed     Guaranteed          Age            Guaranteed     Guaranteed     Guaranteed

5               2.74          2.74           2.73                50             3.85           3.84           3.78
6               2.74          2.74           2.74                51             3.91           3.89           3.83
7               2.75          2.75           2.75                52             3.97           3.96           3.88
8               2.76          2.76           2.76                53             4.04           4.02           3.94
9               2.77          2.77           2.77                54             4.11           4.09           4.00
10              2.78          2.78           2.78                55             4.18           4.16           4.06
11              2.80          2.79           2.79                56             4.26           4.23           4.12
12              2.81          2.81           2.80                57             4.34           4.31           4.18
13              2.82          2.82           2.82                58             4.43           4.40           4.25
14              2.83          2.83           2.83                59             4.52           4.49           4.31
15              2.84          2.84           2.84                60             4.62           4.58           4.38
16              2.86          2.85           2.85                61             4.73           4.68           4.45
17              2.87          2.87           2.87                62             4.84           4.78           4.52
18              2.88          2.88           2.88                63             4.96           4.89           4.60
19              2.90          2.90           2.89                64             5.08           5.01           4.67
20              2.91          2.91           2.91                65             5.22           5.13           4.74
21              2.93          2.93           2.92                66             5.36           5.26           4.81
22              2.94          2.94           2.94                67             5.51           5.40           4.88
23              2.96          2.96           2.96                68             5.68           5.54           4.95
24              2.98          2.98           2.97                69             5.86           5.69           5.02
25              3.00          3.00           2.99                70             6.05           5.85           5.08
26              3.02          3.01           3.01                71             6.25           6.02           5.14
27              3.04          3.03           3.03                72             6.47           6.20           5.19
28              3.06          3.05           3.05                73             6.70           6.38           5.24
29              3.08          3.08           3.07                74             6.95           6.56           5.28
30              3.10          3.10           3.09                75             7.21           6.76           5.32
31              3.12          3.12           3.11                76             7.50           6.96           5.36
32              3.15          3.15           3.14                77             7.80           7.16           5.39
33              3.17          3.17           3.16                78             8.12           7.36           5.41
34              3.20          3.20           3.19                79             8.46           7.56           5.43
35              3.23          3.23           3.21                80             8.82           7.75           5.45
36              3.26          3.25           3.24                81             9.20           7.95           5.46
37              3.29          3.28           3.27                82             9.60           8.13           5.48
38              3.32          3.32           3.30                83             10.01          8.30           5.48
39              3.35          3.35           3.33                84             10.44          8.47           5.49
40              3.39          3.38           3.37                85             10.88          8.62           5.50
41              3.42          3.42           3.40                86             11.32          8.76           5.50
42              3.46          3.46           3.44                87             11.76          8.88           5.50
43              3.50          3.50           3.47                88             12.20          8.99           5.50
44              3.55          3.54           3.51                89             12.63          9.09           5.51
45              3.59          3.58           3.55                90             13.04          9.18           5.51
46              3.64          3.63           3.59
47              3.69          3.68           3.64
48              3.74          3.73           3.68
49              3.79          3.78           3.73




CNY-672 (11/99) 17


                             ANNUITY TABLE OPTION 2
  Monthly Annuity Payments for Life Annuity with 5, 10 or 20 Years Guaranteed
                   For Each $1,000 Of Contract Value Applied


Male's                                                                     Male's
Adjusted       5 Years        10 Years       20 Years                      Adjusted       5 Years        10 Years       20 Years
Age            Guaranteed     Guaranteed     Guaranteed                    Age            Guaranteed     Guaranteed     Guaranteed

5              2.79           2.78           2.78                          50             4.10           4.08           3.97
6              2.80           2.80           2.79                          51             4.17           4.14           4.03
7              2.81           2.81           2.80                          52             4.24           4.21           4.08
8              2.82           2.82           2.81                          53             4.32           4.29           4.14
9              2.83           2.83           2.82                          54             4.40           4.37           4.20
10             2.84           2.84           2.84                          55             4.49           4.45           4.26
11             2.85           2.85           2.85                          56             4.58           4.53           4.32
12             2.87           2.87           2.86                          57             4.68           4.63           4.39
13             2.88           2.88           2.87                          58             4.78           4.72           4.45
14             2.89           2.89           2.89                          59             4.89           4.82           4.52
15             2.91           2.91           2.90                          60             5.01           4.93           4.58
16             2.92           2.92           2.92                          61             5.13           5.04           4.65
17             2.94           2.94           2.93                          62             5.27           5.16           4.72
18             2.96           2.95           2.95                          63             5.41           5.28           4.78
19             2.97           2.97           2.96                          64             5.56           5.41           4.85
20             2.99           2.99           2.98                          65             5.71           5.55           4.91
21             3.01           3.01           3.00                          66             5.88           5.69           4.97
22             3.03           3.02           3.02                          67             6.06           5.84           5.03
23             3.05           3.04           3.04                          68             6.25           5.99           5.08
24             3.07           3.06           3.06                          69             6.45           6.14           5.13
25             3.09           3.09           3.08                          70             6.66           6.30           5.18
26             3.11           3.11           3.10                          71             6.88           6.47           5.23
27             3.13           3.13           3.12                          72             7.12           6.64           5.27
28             3.16           3.15           3.14                          73             7.36           6.81           5.31
29             3.18           3.18           3.17                          74             7.62           6.98           5.34
30             3.21           3.21           3.19                          75             7.90           7.16           5.37
31             3.24           3.23           3.22                          76             8.19           7.34           5.39
32             3.26           3.26           3.25                          77             8.49           7.51           5.42
33             3.29           3.29           3.28                          78             8.81           7.69           5.43
34             3.33           3.32           3.31                          79             9.13           7.86           5.45
35             3.36           3.36           3.34                          80             9.48           8.02           5.46
36             3.39           3.39           3.37                          81             9.83           8.18           5.47
37             3.43           3.43           3.40                          82             10.20          8.33           5.48
38             3.47           3.46           3.44                          83             10.57          8.48           5.49
39             3.51           3.50           3.47                          84             10.95          8.62           5.50
40             3.55           3.55           3.51                          85             11.34          8.74           5.50
41             3.60           3.59           3.55                          86             11.74          8.86           5.50
42             3.64           3.63           3.59                          87             12.13          8.97           5.50
43             3.69           3.68           3.63                          88             12.52          9.06           5.51
44             3.74           3.73           3.68                          89             12.91          9.15           5.51
45             3.80           3.78           3.72                          90             13.30          9.23           5.51
46             3.85           3.84           3.77
47             3.91           3.89           3.82
48             3.97           3.95           3.87
49             4.03           4.01           3.92




                             ANNUITY TABLE OPTION 3

               Monthly Payments for Joint & Last Survivor Annuity
                   For Each $1,000 Of Contract Value Applied


                         JOINT AND 50% SURVIVOR ANNUITY
                               Male's Adjusted Age

Female's Adjusted Age                   50        55        60        65        70        75

     50                                 3.98      4.15      4.36      4.62      4.91      5.24
     55                                 4.15      4.34      4.57      4.85      5.18      5.54
     60                                 4.36      4.57      4.83      5.14      5.51      5.92
     65                                 4.61      4.85      5.14      5.49      5.91      6.39
     70                                 4.91      5.18      5.52      5.93      6.42      6.99
     75                                 5.27      5.59      5.98      6.47      7.06      7.75



                      JOINT AND 66 2 /3% SURVIVOR ANNUITY
                              Male's Adjusted Age


Female's Adjusted Age                   50        55        60        65        70        75

     50                                 3.82      3.96      4.12      4.29      4.47      4.66
     55                                 3.98      4.14      4.33      4.53      4.75      4.97
     60                                 4.15      4.35      4.57      4.82      5.08      5.35
     65                                 4.34      4.58      4.85      5.16      5.49      5.83
     70                                 4.55      4.83      5.16      5.54      5.97      6.41
     75                                 4.77      5.10      5.49      5.97      6.52      7.12


                        JOINT AND 100% SURVIVOR ANNUITY
                              Male's Adjusted Age

Female's Adjusted Age                   50        55        60        65        70         75

     50                                 3.54      3.63      3.70      3.75      3.79      3.81
     55                                 3.67      3.80      3.91      4.00      4.07      4.11
     60                                 3.79      3.97      4.14      4.29      4.40      4.49
     65                                 3.88      4.12      4.36      4.59      4.80      4.95
     70                                 3.96      4.24      4.56      4.90      5.22      5.51
     75                                 4.01      4.34      4.73      5.17      5.65      6.12

Information about different age combinations will be furnished upon request.




SAMPLE


INDIVIDUAL FLEXIBLE PURCHASE PAYMENT
DEFERRED VARIABLE AND FIXED ANNUITY CONTRACT

NONPARTICIPATING
NO DIVIDENDS


                       First Cova Life Insurance Company
                                  120 Broadway
                            New York, New York 10271